Exhibit 10.1

                         ASSIGNMENT/ASSUMPTION AGREEMENT


     This Agreement is entered into this 23rd day of April, 2001, by and between Developed Technology Resource, Inc., a Minnesota corporation ("DTR") and DTR-Med Pharma Corp., a Nevada corporation.

                                    Recitals

     A. DTR-Med Pharma Corp. is a wholly owned subsidiary of DTR.

     B. DTR is a party to an agreement entitled "Agreement for Transfer of Patent and Proprietary Rights" dated September 5, 1995, and an amendment to that agreement dated August 29, 1996, which are together referred to herein as the "Transfer Agreement," a copy of which is attached as Exhibit A.

     C. The Transfer Agreement transfers certain medically related patents and technology identified therein (the "Technology") from Medical Biophysics International, a Minnesota partnership (referred to as "MBI"), to Artann Corporation, a New Jersey corporation.

     D. DTR was a 50% partner in MBI, and Armen P. Sarvazyan ("Sarvazyan"), a resident of New Jersey, was a 50% partner of MBI.

     E. Artann Corporation is owned and controlled by Sarvazyan.

     F. The Technology was subsequently assigned by Artann Corporation to ArMed, L.L.C., an Alabama limited liability company which was succeeded by ArMed, L.L.C., a Delaware limited liability company, which was, in turn, succeeded by ArMed, Inc., a Delaware corporation.

     G. Under the Transfer Agreement, DTR is entitled to receive payments (the "Percentage Based Payments") from Artann Corporation based upon the gross revenues received by Artann Corporation from (i) the manufacture and sale of home use breast cancer detection systems, utilizing the Technology, (ii) the licensing or assignment to third parties of the rights to manufacture and sell breast cancer detection systems, utilizing the Technology, and (iii) distributions made by ArMed, Inc. The Transfer Agreement and a separate Security Agreement dated June 15, 1997, a copy of which is attached as Exhibit B (the "Security Agreement"), grants to DTR a security interest in units (or membership interests) of ArMed, L.L.C., an Alabama limited liability company, owned by Sarvazyan and Artann Corporation, as collateral for payment Percentage Based Payments.

     H. DTR is desirous of transferring, and DTR-Med Pharma Corp. is desirous of receiving, the interests of DTR in the Transfer Agreement and Security Agreement, in consideration of the issuance by DTR-Med Pharma Corp. of 1,221,890 shares of its $0.001 par value common stock.

                                   Agreement

     Now, therefore, in consideration of the recitals and the mutual covenants contained herein, the parties hereto agree as follows:

     1. Assignment by DTR. DTR assigns and transfers to DTR-Med Pharma Corp., all of its rights and interests under the Transfer Agreement and the Security Agreement.



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

     2. Assumption of Obligations. DTR-Med Pharma Corp. accepts the assignment and transfer, and assumes and agrees to satisfy DTR's obligations under the Transfer Agreement in accordance with the terms thereof.

     3. Acknowledgment of Receipt of Certificates. DTR-Med Pharma Corp. acknowledges that it has not received certificates representing the interests of Sarvazyan or Artann Corporation in ArMed, Inc., to be held as collateral under the terms of a security interest granted to DTR under the Transfer Agreement and the Security Agreement to secure the payment of the Percentage Based Payments as provided thereunder.

     4. Representation of DTR. Except to the extent that the assets of ArMed LLC (the Alabama limited liability company) were assigned to ArMed LLC (the Delaware limited liability company) which were in turn assigned to ArMed, Inc., a Delaware corporation, without proper documentation of the security interests of DTR by Artann Corporation and Sarvazyan, to insure that DTR has a perfected security interest in ArMed, Inc.'s capital stock held by Artann Corporation and Sarvazyan, to the knowledge of DTR, neither Artann Corporation or Sarvazyan are in default of the terms of the Transfer Agreement.

     5. Limitation of Warranties and Representations. DTR's assignment and transfer hereunder is without warranty or representation, except as expressly provided herein. Specifically, but not with the intention of limiting the foregoing statement, DTR does not warrant the enforceability of the Transfer Agreement or any provision thereof, the future performance of the parties to the Transfer Agreement, or the perfection of the security interest in the ArMed, Inc. interest held by Sarvazyan or Artann Corporation.

     6. Indemnification/Hold Harmless. DTR-Med Pharma Corp. will indemnify and hold harmless DTR from all causes of action, proceedings, liabilities, cost and expenses (including reasonable attorneys fees) suffered or incurred by DTR under and as a result of the Transfer Agreement, and the assignment thereof under this Agreement, except where such causes of action or proceedings were initiated, or such liabilities, costs, and expenses were incurred, prior to the date of this Agreement.

     In Witness Whereof, the parties hereto execute this Agreement as of the date first above written.

Developed Technology Resource, Inc.         DTR-Med Pharma Corp.


By: /s/ John Hupp                          By: /s/ John Hupp
    ---------------------------                --------------------------------
    John Hupp, Vice President                  John Hupp, President



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


                                    EXHIBIT A

             Agreement for Transfer of Patent and Proprietary Rights

             AGREEMENT FOR TRANSFER OF PATENT AND PROPRIETARY RIGHTS

     This Agreement for Assignment of Patent and Proprietary Rights (the "Agreement") is entered into effective as of the September 5, 1995, by and among Medical Biophysics International, a Minnesota partnership ("MBI"), with principal offices at 12800 Whitewater Drive, Minnetonka, Minnesota 55343; Developed Technology Resource, Inc., a Minnesota corporation ("DTR"), with principal offices at 12800 Whitewater Drive, Suite 170, Minnetonka, Minnesota 55343; Armen P. Sarvazyan, whose business address is 138 Hardenburg Lane, East Brunswick, New Jersey 08816 ("Sarvazyan"); and Artann Corporation dba Artann Laboratories, a New Jersey corporation ("Artann"), with principal offices at 138 Hardenburg Lane, East Brunswick, New Jersey 08816 ("Artann").

                                    RECITALS

A. DTR and Sarvazyan are the only partners of MBI and each holds a 50% partnership interest in MBI;

B. Sarvazyan and his spouse own more than 51% of the capital stock of Artann and maintain voting control over Artann;

C. Sarvazyan and the other inventors of the MBI Technology have previously assigned all right, title and interest in the MBI Technology to MBI; and

D. MBI desires to assign the MBI Technology to Artann, and DTR and Sarvazyan are willing to consent to such assignment pursuant to the terms of this Agreement.

                                    AGREEMENT

     In consideration of the foregoing Recitals, which are incorporated with and are made a part of this Agreement, and in further consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                             ARTICLE 1: DEFINITIONS

     Whenever they are used in this Agreement, the following capitalized terms shall have the respective meanings defined in this ARTICLE 1.

     1.1 Affiliate. "Affiliate" shall mean any present or future domestic or foreign corporation or entity which shall be owned or controlled directly or indirectly by Artann or Sarvazyan or which owns or controls Artann (either directly or indirectly) or which is under common ownership or control with Artann (either directly or indirectly).

     1.2 MBI Technology. "MBI Technology" means any and all knowledge, information, know-how, methods and devices, whether patentable or not, owned or controlled by MBI and relating to the method or process of elasticity imaging as disclosed or shown in the MBI Patents for any purpose and the following assets of MBI: computers, electrical and electronic components, Teksean pressure sensor arrays and software purchased by MBI for project development.

     1.3 MBI Patents. "MBI Patents" means all method, device and/or apparatus patents and patent applications (in any country) that are owned or controlled by MBI, alone or jointly with others, and which relate to the MBI Technology, including, without limitation (i) U.S. Patent No. 5,265,612, dated November 30, 1993, entitled "Intracavity Ultrasonic Device for Elasticity Imaging," (the "Existing Device Patent") and any non-U.S. counterparts, and any continuations,



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

continuations-in-part, or divisional applications and any U.S. or non-US. patents resulting from such applications and any reissues thereof and (ii) International Publication Number WO 94/14375, dated July 7, 1994, entitled "Method and Apparatus for Elasticity Imaging," (the "Pending Method/Device Patent") and any continuations, continuations-in-part, or divisional applications and any U.S. or non-US. patents resulting from such applications and any reissues thereof.

     1.4 Patented Products. "Patented Products" means each and every product that is covered by any valid claim of any of the MBI Patents (including issued patents and pending patents). Each claim of the MBI Patents shall be presumed valid in accordance with 35 U.S.C. 282.

     1.5 Licensing of Patented Products. "Licensing of Patented Products" means the licensing by Artann or its Affiliates of the MBI Patents to enable a third party to manufacture the Patented Products.

     1.6 Manufacture and Sale of Patented Products. "Manufacture and Sale of Patented Products" means the manufacture and sale by Artann or its Affiliates of Patented Products.

     1.7 Gross Revenue. "Gross Revenue" means the gross royalty, invoice or billing price for Licensing of Patented Products or the Manufacture and Sale of Patented Products (as the case may be) by Artann or its Affiliates, with no deductions except for: (1) the actual cost of freight charges, if any, if stated separately from the ordinary net invoice price; (2) trade, quantity and cash discounts, if any, actually allowed; (3) any taxes or duties applicable to such products, provided such taxes or duties are actually paid and are shown separately from the net invoice price of such products (no deduction shall be made for taxes based on net income); and (4) such credits or allowances, if any, given or made because of the rejection or return of such products.

     1.8 Confidential Information. "Confidential Information" means the technical information, know-how, technology, formulae, devices, designs, configurations, prototypes, ideas, inventions, improvements, data, files, supplier and customer identities and lists, accounting records, project management plans, and other information and documentation to which a person or entity has rights relating to this Agreement or the MBI Technology (embodied in the MBI Technology) and all copies and tangible embodiments thereof (in whatever form or medium) that are not known to the public.

         ARTICLE 2: TRANSFER AND COMMERCIALIZATION OF THE MBI TECHNOLOGY

     2.1 Assignment of MBI Technology to Artann. Subject to the provisions of this Agreement, MBI hereby assigns and transfers to Artann all of MBI's right, title and interest in the MBI Technology, including without limitation, the MBI Patents, computers, electrical and electronic components, Teksean pressure sensor arrays and software purchased by MBI for project development (the "Assignment"). The parties agree that MBI will execute and deliver such additional assignments of the MBI Technology and MBI Patents to Artann as may be necessary to perfect the foregoing Assignment, including without limitation, any assignments of the MBI Patents for filing with any governmental patent office.

     2.2 Warranty Disclaimer. The MBI Technology is transferred to Artann "as is" and without warranty. DTR AND MBI EXCLUDE AND DISCLAIM ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING SPECIFICALLY ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR PARTICULAR PURPOSE.

     2.3 Subsequent Transfers. Artann and its Affiliates may sell, assign, license, sublicense, grant security interests in or otherwise transfer rights to the MBI Technology and MBI Patents only pursuant to a written agreement that is subject to and consistent with all of the terms



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

and conditions of this Agreement (a "Subsequent Transfer"). Artann will not enter into a Subsequent Transfer arrangement or agreement without DTR's prior written consent.

     2.4 Continued Efforts of Artann. Artann shall use reasonable efforts consistent with the exercise of its best judgment to exploit the rights transferred under this Agreement, and shall develop a plan for developing and commercializing the MBI Technology and the MBI Patents, directly and/or through approved sublicensing or other ventures, on terms not inconsistent with the terms of this Agreement.

             ARTICLE 3: PRESERVATION OF INTELLECTUAL PROPERTY RIGHTS

     3.1 Patent Prosecution. Except for reimbursement by MBI pursuant to Section
3.2 below, Artann shall hereafter have the right to file and prosecute, in its name, United States and foreign patent applications and maintain such patents in connection with the MBI Technology. The parties acknowledge that Artann shall have final authority over all decisions concerning prosecution of patents pertaining to the MBI Technology. Artann and Sarvazyan agree to keep DTR fully informed of all patent filing and prosecution efforts for the MBI Technology, and give DTR the opportunity to comment on such filing and prosecution efforts.

     3.2 Reimbursement By MBI of Costs for Prosecution of the Pending Method/Device Patent in the United States. MBI will promptly reimburse or pay all expenses incurred by Artann in the prosecution in the United States of the Pending Method/Device Patent and a continuation-in-part (CIP) application on "Apparatus for Ultrasonic Elasticity Imaging" (the "CIP Application"); provided, however, the obligations of MBI under this Section 3.2 shall terminate after reimbursement or payment by MBI of an aggregate of $5,000 for such patent prosecution. MBI will pay all fees that will be required for having the pending MBT Patent issued.

     3.3 Payment to Nick Westman. MBI will promptly pay Nick Westman his outstanding invoices in the aggregate amount of $1,500 for previous services rendered by Mr. Westman in the prosecution of the MBI Patents.

     3.4 Infringement of the MBI Patents. If any party hereto obtains evidence of alleged infringement of the MBI Patents, such party shall promptly notify the other parties in writing of such potential infringement. Artann shall have the right, but not the obligation, to bring suit at its expense against such alleged third party infringer and to settle any such suit. In the event Artann decides to bring suit, Artann shall give prompt written notice to DTR of such decision to commence litigation.

     3.5 Confidentiality. Each of the parties agrees to hereafter maintain the confidentiality of all Confidential Information.

                           ARTICLE 4: PAYMENTS TO DTR

     4.1 Acknowledgment By MBI and Sarvazyan of Payments-to DTR: Payment of $9,000 Obligation. MBI and Sarvazyan each acknowledge and agree that: (i) all of the payments to DTR under this ARTICLE 4 are in consideration of the Assignment by MBI and DTR's 50% ownership interest in MBI and (ii) Sarvazyan, waives payment by Artann or MBI of any additional consideration for such Assignment. The parties acknowledge that under a prior letter of understanding dated June 18, 1992, the authors of the inventions, including, without limitation, A. Skovoroda, S. Emelianov and Sarvazyan (the "Authors"), must be rewarded for assigning patent rights to MBI by payment by Artann to the Authors of an aggregate amount of (a) $3,000, payable upon approval of the "Existing Device Patent" with a total amount of payment up to an aggregate of $20,000 from proceeds of commercialization of such patent and (b) $6,000 payable upon approval of the "Pending Method/Device Patent" with a total amount of payment up to an aggregate of $100,000 from proceeds of commercialization of such patent. If the source of funding related to the MBI Technology that becomes available to Artann is not a license fee, royalty or other payment from product sales but is a direct investment, $240,000 from such investment will be paid to MBI and distributed to the MBI partners on a pro rata basis as follows: (i) $120,000 to DTR and (ii) $120,000 to Sarvazyan (Artann) for due payment to the Authors and for the expenses of future patenting and development of MBI Technologies. Artann assumes and will indemnify DTR for all responsibilities for payments to the Authors. DTR shall have no responsibilities for payments to the Authors or any other inventors of the MBI Technology.

     4.2 $120,000 Payment. Artann shall pay DTR, commencing on the date of this
Agreement: (i) thirty-three and one-third percent (33-1/3%) of the Gross Revenues of Artann and its Affiliates from Licensing of Patented Products anywhere in the world and (ii) three and one-third percent (3-1/3%) of the Gross Revenues of Artann and its Affiliates from the Manufacture and Sale of Patented Products anywhere in the world; up to a maximum payment of $120,000 to DTR under this Section 4.2 (the "$120,000 Payment"). The parties acknowledge that DTR will not receive 50% of the Gross Revenues because Artann has agreed to assume all responsibilities for payments to the Authors.

     4.3 Additional Percentage Payments to DTR. In addition to the $120,000 Payment, Artann shall pay each of the following percentage payments to DTR until latest expiration date of the MBI Patents and any extensions thereof (the "Additional Percentage Payments"):

          (a) Commencing on the date of this Agreement: (i) twenty percent (20%) of the Gross Revenues of Artann and its Affiliates from Licensing of Patented Products anywhere in the world that are based on the Existing Device Patent and (ii) two percent (2%) of the Gross Revenues of Artann and its Affiliates from the Manufacture and Sale of Patented Products anywhere in the world that are based on the Existing Device Patent;

          (b) Commencing on the issuance of the Pending Method/Device Patent:
     (i) ten percent (10%) of the Gross Revenues of Artann and its Affiliates from Licensing of Patented Products anywhere in the world that are a breast or prostate clinical device or method and (ii) one percent (1%) of the Gross Revenues of Artann and its Affiliates from the Manufacture and Sale of Patented Products anywhere in the world that are a breast or prostate clinical device or method;

          (c) Commencing on the issuance of the Pending Method/Device Patent:
     (i) five percent (5%) of the Gross Revenues of Artann and its Affiliates from Licensing of Patented Products anywhere in the world that are a breast or prostate non-clinical (i.e. home or other non-clinical use) device or method and (ii) one-half percent (1/2%) of the Gross Revenues of Artann and its Affiliates from the Manufacture and Sale of Patented Products anywhere in the world that are a breast or prostate non-clinical (i.e. home or other non-clinical use) device or method.

          (d) Commencing on the issuance of the CIP Application: (i) five percent (5%) of the Gross Revenues of Artann and its Affiliates from Licensing of Patented Products anywhere in the world that are based on the CIP Application and (ii) one-half percent (1/2%) of the Gross Revenues of Artann and its Affiliates from the Manufacture and Sale of Patented Products anywhere in the world that are based on the CIP Application; and

          (e) The parties acknowledge and agree that no amounts shall be payable under Sections 4.3(b) or 4.3(c) above unless the Pending Method/Device Patent is issued.

     4.4 Payments In U.S. Dollars. All amounts payable under this Article 4 shall be paid in United States dollars to DTR by check mailed to the address first set forth above, or to such other



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

address as DTR may from time to time designate in writing to Artann. All payments due under this Section 4 shall be calculated after Artann's Gross Revenues are converted into United States dollars (in the event of payment in non-United States dollars) by Artann. Any currency conversions that are necessary to calculate payments shall be made at the exchange rate used by Artann for financial accounting purposes in accordance with generally accepted accounting principles.

     4.5 Quarterly Payments to DTR. Within sixty (60) days after the close of each calendar quarter, Artann shall pay DTR all amounts due under this Section 4 for Licensing of Patented Products or the Manufacture and Sale of Patented Products (as the case may be) during the three months included in such calendar quarter.

     4.6 Quarterly Reports. With each payment under Section 4.5 above, Artann shall provide DTR a quarterly written report of all sales, licenses or other distributions of Patented Products by country and by Artann and its licensees in such detail so as to enable DTR to calculate the proper amount of the accrued payments due to DTR for that quarter.

     4.7 Interest. Artann shall pay interest, at three percent (3%) above the then prevailing prime rate as announced from time to time by Norwest Bank Minnesota or its successor, on any payments due under this ARTICLE 4 and not paid within the time period described in Section 4.5 above, to accrue from the date due until paid.

     4.8 Records. Artann agrees to keep accurate and detailed records required for the computation and verification of payments to be paid hereunder, all in accordance with generally accepted accounting principles. Artann shall permit one or more representatives selected by DTR upon reasonable notice at mutually agreeable reasonable times during normal business hours to inspect all such records as may be necessary or desirable to determine the correctness of any report or payment made under this Agreement or to obtain information concerning payments to DTR for any period in the event of failure of Artann to report or pay any payments due under the terms of this Agreement. The records required by this Section 4.8 shall be maintained and available for inspection hereunder for at least three (3) years following the calendar quarter to which they pertain.

                          ARTICLE 5: SECURITY INTEREST

     Artann hereby grants DTR a security interest (the "Security Interest") in the MBI Technology, including without limitation, the MBI Patents, as security for payment and performance of Artann's obligations under this Agreement, including without limitation, payment of the $120,000 Payment and the Additional Percentage Payments. The parties agree to execute, deliver and file UCC financing statements and other documents necessary to perfect and maintain the Security Interest as a first priority Security Interest.

                    ARTICLE 6: INDEMNIFICATION AND INSURANCE

     6.1 Indemnification by Artann. Artann shall indemnify and hold harmless DTR and MBI, and their respective directors, officers, partners, employees and representatives, jointly and severally, from and against all liabilities, demands, damages, expenses, or losses, including, without limitation, costs and attorneys' fees, arising from:

     (a) the manufacture, use, lease, sale, or other disposition of any Patented Products by Artann or its licensees;

     (b) a third party's use of a Patented Product purchased, leased or otherwise acquired from or through Artann or its licensees;



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

     (c) a third party's manufacture of a Patented Product at the request of Artann or its licensees;

     (d) any claim that the MBI Technology or the MBI Patents infringe any patent, copyright, trade secret right, trademark right or other proprietary right of a third party;

     (e) from any claim that a Patented Product manufactured or sold by Artann or its licensees infringes any trademark rights of a third party; and

     (f) from any failure of Artann to comply with all applicable government regulations, directives and laws as they may apply to the Patented Products or Artann's activities hereunder.

     6.2 Insurance. Commencing with the first commercial sales of Patented Products, Artann agrees to maintain at its expense liability insurance to insure against any of the indemnified liabilities in Section 6.1 above in an amount as determined by Artann at its reasonable discretion. Artann shall provide DTR with certification of such insurance.

                    ARTICLE 7: REPRESENTATIONS AND WARRANTIES

     7.1 Authority of Artann. Artann represents and warrants that (i) the transactions and activities contemplated by this Agreement have been duly authorized and no other actions on its part or on the part of any other person or entity are necessary to authorize the transactions and activities contemplated by this Agreement and (ii) this Agreement is a legal, valid and binding agreement enforceable against Artann in accordance with its terms, except as the enforceability of this Agreement may be limited by equitable principles, bankruptcy or other laws relating to or affecting creditors' rights generally.

     7.2 Prior Assignments of Proprietary Rights. Sarvazyan represents and warrants that prior to the execution of this Agreement, all inventors of the MBI Technology had assigned to MBI all patent, copyright, trade secret and other proprietary rights to the MBI Technology

                       ARTICLE 8: LIMITATION OF LIABILITY

     EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS OF ARTANN UNDER SECTION 6.1 ABOVE, NO PARTY BE LIABLE TO THE OTHER UNDER THIS AGREEMENT FOR INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS.

                       ARTICLE 9: DEFAULT AND TERMINATION

     9.1 Termination. This Agreement may be terminated only as follows (each of the notices in Sections 9(a), (b) or (c) below are referred to as an "Event of Default"):

          (a) Nonpayment or Other Breach by Artann. If Artann fails to make any payments to DTR within ten (10) days after the date due or fails to comply with any other term or condition under this Agreement, DTR may elect to give Artann written notice requiring Artann to cure such default. If Artann has not cured such default within thirty (30) days after receipt of notice from DTR, in addition to DTR's other remedies, this Agreement shall terminate at the end of such thirty (30) day period (unless a dispute resolution proceeding is then pending under Article 10 below).



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

          (b) Failure to Pay $120,000 Payment After Five Years. If the entire amount of the $120,000 Payment has not been paid to DTR by the fifth anniversary of the date of this Agreement, DTR may so notify Artann. If Artann has not paid the entire $120,000 Payment within thirty (30) days after receipt of such notice from DTR, this Agreement shall terminate at the end of such thirty (30) day period (unless a dispute resolution proceeding is then pending under Article 10 below).

          (c) Mutual Agreement. This Agreement may be terminated at any time by mutual written agreement among the parties.

     9.2 Survival. The terms and provisions of Articles 1, and 3 through 11 (inclusive) of this Agreement shall survive the termination of this Agreement and continued in full force and effect.

                         ARTICLE 10: DISPUTE RESOLUTION

     10.1 Conflicts. It is expected that any disputes or differences that may arise under this Agreement will be resolved in the usual course of business. If, however, any dispute does arise among the parties which relates to or arises from this Agreement, whatever its nature, the parties agree to forego litigation and proceed as follows: Any party may notify the other parties of the matter in dispute and that it wishes to begin the dispute resolution procedure. Within thirty (30) days after notification, a designated representative of each party will meet and confer in an effort to resolve the problem. The parties may, if they wish, agree to mediation or other voluntary form of dispute resolution. If the matter is not resolved within thirty (30) days thereafter (or such further time as they may agree), any party may elect to have the dispute arbitrated in the manner provided in Section 10.2.

     10.2 Arbitration. Any dispute or claim not resolved in the manner provided under Section 10.1 above shall be resolved by final and binding arbitration. Unless the parties agree otherwise, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect. There shall be a single arbitrator, whose award shall become final ten
(10) days after it is delivered in writing to the parties for their final comment. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss.1 et seq. Judgment upon the arbitrator's award may be entered by any court having jurisdiction thereof. The arbitration shall be conducted in Minneapolis, Minnesota, if initiated by Artann or Sarvazyan, or in New York, New York if initiated by DTR or MBI, and any awards shall be subject to the limitations of liability expressed in this Agreement.

     10.3 Remedies. In addition to the remedies under this Agreement and applicable law, the prevailing party in any action under this Agreement shall be entitled to injunctive relief and reimbursement of costs and reasonable attorneys' fees.

                               ARTICLE 11: GENERAL

     11.1 Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and delivered personally or sent by registered or certified mail, postage prepaid and return receipt requested (or sent via fax and confirmed by mail), to the attention of the parties and the respective addresses set forth in the first paragraph of this Agreement (or to such other address as the parties shall designate by notice to the other in accordance with this Section 11. 1) and shall be deemed to have been given as of the date of personal delivery, as of the date on the receipt or as of the date returned unclaimed by the Postal Service.

     11.2 Modifications. This Agreement can only be modified by written agreement duly signed by the parties.



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

     11.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota.

     11.4 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future law, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     11.5 Complete Agreement. This Agreement contains the complete agreement between the parties concerning the subject matter hereof and supersedes all prior understandings, proposals or agreements, and all prior communications between the parties relating to the subject matter of this Agreement. This Agreement shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

MEDICAL BIOPHYSICS INTERNATIONAL           DEVELOPED TECHNOLOGY
                                           RESOURCE, INC.

By:                                        By:
    ------------------------------------     -----------------------------------
     Armen P. Sarvazyan,                      John P. Hupp
     Partner                                  President

By:  Developed Technology Resource, Inc,
     Partner

By:
     -----------------------------------
     John P. Hupp,
     President


ARTANN CORPORATION                         ------------------------------------
dba ARTANN LABORATORIES                    Armen P. Sarvazyan


By:
   -------------------------------------
   Armen P. Sarvazyan,
   President

                                 AMENDMENT NO. 1
                                       TO
             AGREEMENT FOR TRANSFER OF PATENT AND PROPRIETARY RIGHTS

     This Amendment No. 1 to Agreement for Assignment of Patent and Proprietary Rights ("Amendment No. 1") is entered into effective as of the August 29, 1996, by and among Medical Biophysics International, a Minnesota partnership ("MBI"), with principal offices at 12800 Whitewater Drive, Minnetonka, Minnesota 55343; Developed Technology Resource, Inc., a Minnesota corporation ("DTR"), with principal offices at 12800 Whitewater Drive, Suite 170, Minnetonka, Minnesota 55343; Armen P. Sarvazyan, whose business address is 138 Hardenburg Lane, East Brunswick, New Jersey 08816 ("Sarvazyan"); and Artann Corporation dba Artann Laboratories, a New Jersey corporation ("Artann"), with principal offices at 138 Hardenburg Lane, East Brunswick, New Jersey 08816.

                                    RECITALS

A. MBI, DTR, Sarvazyan and Artann entered into an Agreement for Assignment of Patent and Proprietary Rights as of September 5, 1995 (the "Agreement"), which has not been amended prior to the date hereof;

B. Sarvazyan and Artann have informed DTR that Sarvazyan and Artann have continued to comply with all of the terms and provisions of the Agreement;

C. Effective August 29, 1996, Artann has entered into an Operating Agreement ("Operating Agreement") of Armed, L.L.C., an Alabama limited liability company ("Armed"), among Vladimir Drits, K. Breslauer, M. Brady, Naum Tselesin, Graco Resources, Inc., Brad Dunn, Jim Davis, Miller Investments, Ltd. and Ed Lillenstein (collectively, the "Members"), a copy of which has been provided to DTR;

D. Pursuant to the Operating Agreement, Artann, Sarvazyan, and Armed have entered into an Assignment dated August 29, 1996 (the "Artann/Armed Assignment"), under which Artann has assigned the MBI Technology to Armed, a copy of which has been provided to DTR;

E. Pursuant to the Operating Agreement and in consideration of the Artann/Armed Assignment, Armed has issued to Artann 50.5 Class A Units of Armed, representing 50.5% of the outstanding Class A and Class B Units of Armed (those units and any other units or member interests of Armed now or hereafter beneficially owned by Artann, Sarvazyan or their Affiliates are referred to as the "Artann-Owned Units");

F. Pursuant to the Operating Agreement, the Class B Members of Armed identified therein have agreed to make certain loans to Armed, secured by a security interest in all of Armen's assets, including the MBI Technology;

G. Pursuant to the Operating Agreement, the Class B Members of Armed have received an option ("Option") to purchase additional Class B Units of Armed, which if exercised could result in the percentage of the outstanding Class A and B Units of Armed owned by Artann to be reduced;

H. Pursuant to a License Agreement (the "Armed/Artann License"), Armed will grant to Artann a license to use and commercialize the non-mechanical imaging portions of the MBI Technology;

I.   The parties desire to amend and supplement the Agreement pursuant to
     Section 11.2 thereof, on the terms as described below.

                                   AGREEMENT

     In consideration of the foregoing Recitals, which are incorporated with and are made a part of this Amendment No. 1, and in further consideration of the mutual covenants and agreements contained in this Amendment No. 1, the parties hereto agree and amend the Agreement as follows:

     1. Definitions. Capitalized terms not otherwise amended or defined herein have the same respective meanings as set forth in the Agreement.

     2. Amendment of Section 1.1. Section 1.1 of the Agreement is hereby amended to include the following additional provision:

     Armed shall not be considered an "Affiliate" of Artann for purposes of the Agreement or this Amendment No. 1.

     3. Amendment of Section 1.3. Section 1.3 of the Agreement is hereby superseded and deleted in its entirety and replaced with the following new
Section 1.3:

          1.3 MBI Patents. "MBI Patents" means all method, device and/or apparatus patents and patent applications (in any country) that are now or hereafter owned or controlled by MBI or its assigns, alone or jointly with others, and which relate to the MBI Technology, including, without limitation: (i) U.S. Patent No. 5,265,612, dated November 30, 1993, entitled "Intercavity Ultrasonic Devices for Elasticity Imaging," and any non-U.S. counterparts, and any continuations, continuations-in-part ("CIP"), or divisional applications and any U.S. or non-U.S. patents resulting from such applications and any reissues thereof, (ii) U.S. Patent No. 5,524,636 dated June 11, 1996, entitled "Method and Apparatus for Elasticity Imaging," and any non-U.S. counterparts, and any continuations, continuations-in-part, or divisional applications and any U.S. or non-U.S. patents resulting from such applications and any reissues thereof" and
     (iii) U.S. Patent Application Number 08/607,645 filed February 27, 1996 entitled "Method and Device for Mechanical Imaging of Prostate" (the "Pending Patent"), and any non-U.S. counterparts, and any continuations, continuations-in-part, or divisional applications and any U.S. or non-U.S. patents resulting from such applications and any reissues thereof.

     4. Amendment of Section 1.5. Section 1.5 of the Agreement is hereby superseded and deleted in its entirety and replaced with the following new
Section 1.5;

          1.5 Licensing/Assignment of Patented Products. "Licensing/Assignment of Patented Products" means the licensing or assignment (or other transfer) by Artann, Sarvazyan or Armed and their respective Affiliates and sublicensees and assignees (together "Assignees") of any of the MBI Patents to enable a third party to manufacture the Patented Products.

     5. Amendment of Section 1.6. Section 1.6 of the Agreement is hereby superseded and deleted in its entirety and replaced with the following new
Section 1.6:

          1.6 Manufacture and Sale of Patented Products. "Manufacture and Sale of Patented Products" means the manufacture and sale by Artann, Sarvazyan or Armed and their respective Affiliates and Assignees of Patented Products.

     6. Amendment of Section 1.7. Section 1.7 of the Agreement is hereby superseded and deleted in its entirety and replaced with the following new
Section 1.7:

          1.7 Artann Gross Revenues. "Artann Gross Revenues" means any payment of cash or cash equivalents (for conversion into U.S. dollars pursuant to Section 4.4) to Artann, Sarvazyan or their respective Affiliates, pertaining to the use, license, assignment or commercialization of the MBI Technology and arising from:

          A. the gross royalty, invoice or billing price for Licensing/Assignment of Patented Products or the Manufacture and Sale of Patented Products (as the case may be) by Artann, Sarvazyan and their respective Affiliates or Assignees (excluding Armed) anywhere in the world, with no deductions except for: (1) the actual cost of freight charges, if any, if stated separately from the ordinary net invoice price; (2) trade, quantity and cash discounts, if any actually allowed; (3) any taxes or duties applicable to such products, provided such taxes or duties are actually paid and are shown separately from the net invoice price of such products (no deduction shall be made for taxes based on net income); and (4) such credits or allowances, if any, given or made of the rejection or return of such products; or

          B. any dividends, distributions or other payments of any kind from Armed to Artann, Sarvazyan or their Affiliates;

          provided, however, the term "Artann Gross Revenues" shall not include any payments by Armed to Artann, Sarvazyan or their Affiliates for consulting work or the development of prototypes so long as such payments are for actual services rendered and are not made with the intent of diminishing the amounts otherwise payable by Artann or Sarvazyan to DTR under the Agreement or Amendment No. 1.

     7. Amendment of Section 4.1. Section 4.1 of the Agreement is hereby amended by adding the following additional provision at the end of Section 4.1:

     Artann represents that none of the Authors has any further right to payment with respect to the MBI Technology. Section 4.1 of the Agreement shall not require Armed, or Artann or Sarvazyan based on investments in Armed, to make any payments to DTR.

     8. Amendment of Section 4.2. Section 4.2 of the Agreement is hereby superseded and deleted in its entirety and replaced with the following new
Section 4.2:

          4.2 $120,000 Payment. Artann shall pay DTR, commencing on the date of this Agreement: (i) thirty-three and one-third percent (33-1/3%) of the Artann Gross Revenues from Licensing/Assignment of Patented Products anywhere in the world by Artann, Sarvazyan, Armed or their respective Affiliates or Assignees and (ii) three and one-third percent (3-1/3%) of the Artann Gross Revenues from the Manufacture and Sale of Patented Products anywhere in the world by Artann, Sarvazyan, Armed or their respective Affiliates or Assignees, up to a maximum payment of $120,000 to DTR unde this Section 4.2 (the "$120,000 Payment"). The parties acknowledge that DTR will not receive 50% of the Artann Gross Revenues because Artann has agreed to assume all responsibilities for payments to the Authors.

     9. Amendment of Section 4.3. Section 4.3 of the Agreement is hereby superseded and deleted in its entirety and replaced with the following new
Section 4.3:

          4.3 Additional Percentage Payments to DTR. In addition to the $120,000 Payment, Artann shall pay each of the following percentage payments to DTR until latest expiration date of the MBI Patents and any extensions thereof (the "Additional Percentage Payments"):

          (a) Commencing on the date of this Agreement: (i) twenty percent (20%) of the Artann Gross Revenues from the Licensing of Patented Products anywhere in the world by Artann, Sarvazyan, Armed or their respective Affiliates or Assignees that are based on Patent No. 5,265,612 dated November 30, 1993, entitled "Intracavity Ultrasonic Device for Elasticity Imaging"; and (ii) two percent (2%) of the Artann Gross Revenues from the Manufacture and Sale of Patented Products anywhere in the world by Artann, Sarvazyan, Armed or their respective Affiliates or Assignees that are based on Patent No. 5,265,612 dated November 30, 1993, entitled "Intracavity Ultrasonic Device for Elasticity Imaging";

          (b) Commencing on the date of this Agreement with respect to the issued MBI Patents: (i) ten percent (10%) of the Artann Gross Revenues from the Licensing of Patented Products anywhere in the world by Artann, Sarvazyan, Armed or their respective Affiliates or Assignees that are a breast or prostate clinical device or method based on Patent No. 5,524,636 dated June 11, 1996, entitled "Method and Apparatus for Elasticity Imaging"; and (ii) one percent (1%) of the Artann Gross Revenues from the Manufacture and Sale of Patented Products anywhere in the world by Artann, Sarvazyan, Armed or their respective Affiliates or Assignees that are a breast or prostate clinical device or method based on Patent No. 5,524,636 dated June 11, 1996, entitled "Method and Apparatus for Elasticity Imaging";

          (c) Commencing on the date of this Agreement with respect to the issued MBI Patents: (i) five percent (5%) of the Artann Gross Revenues from the Licensing of Patented Products anywhere in the world by Artann, Sarvazyan, Armed or their respective Affiliates or Assignees that are a breast and not clinical (i.e., home or other non-clinical use) device or method based on Patent No. 5,524,636 dated June 11, 1996, entitled "Method and Apparatus for Elasticity Imaging"; and (ii) one-half percent (1/2%) of the Artann Gross Revenues from the Manufacture and Sale of Patented Products anywhere in the world by Artann, Sarvazyan, Armed or their respective Affiliates or Assignees that are a breast, and not clinical (i.e., home or other non-clinical use) device or method based on Patent No. 5,524,636 dated June 11, 1996 entitled "Method and Apparatus for Elasticity Imaging";

          (d) Commencing on the issuance of any CIP application for the MBI Patents; (i) five percent (5%) of the Artann Gross Revenues from the Licensing of Patented Products anywhere in the world by Artann, Sarvazyan, Armed or their respective Affiliates or Assignees that are based on such CIP application; and (ii) one-half percent (1/2%) of the Artann Gross Revenues from the Manufacture and Sale of Patented Products anywhere in the world by Artann, Sarvazyan, Armed or their respective Affiliates or Assignees that are based on such CIP application.

     10. Amendment of Article 5. Article 5 of the Agreement is hereby superseded and deleted in its entirety and replaced with the following new Article 5:

                          ARTICLE 5: SECURITY INTEREST

          5.1 Grant of Security Interest in Artann-Owned Units. Artann hereby grants DTR a security interest (the "Security Interest") in the Artann-Owned Units (collectively, the "Collateral"), as security for payment and performance of Artann's obligations under this Agreement and Amendment No. 1, including without limitation, payment of the $120,000 Payment and the Additional Percentage Payments (collectively, the "Obligations"). Artann and Sarvazyan will promptly deliver and continue to deliver to DTR all certificates representing all of the Artann-Owned Units, and will execute, deliver and file UCC financing statements and other documents, all as necessary to perfect and maintain the Security Interest as a first priority security interest in the Collateral. Artann and Sarvazyan represent and warrant that Artann holds all right, title and interest in the Artann-Owned Units and none of the Artann-Owned Units are or will be subject to any lien or security interest other than the Security Interest in favor of DTR. If Artann or Sarvazyan are in default of their obligations, DTR may elect to foreclose on its Security Interest and take ownership and possession of the Artann-Owned Units or, if such units are subject to a call or assessment obligation, in lieu of foreclosure DTR may elect to instruct Armed to pay all distributions with respect to the Artann-Owned Units to DTR and Armed will comply with that instruction (in lieu of distributions paid to Artann, Sarvazyan or their Affiliates).

          5.2 Notice. Artann and Sarvazyan will promptly notify DTR of any (i) dilution in the ownership of Armed by Artann, Sarvazyan or their Affiliates or (ii) any additional Artann-Owned Units beneficially owned by Artann, Sarvazyan or their Affiliates. DTR will promptly notify Artann and Sarvazyan of any assignment of DTR's rights hereunder to any third party.

          5.3 Consent to Transfer of Artann-Owned Units to DTR. Within 60 days after the execution of this Amendment No. 1, Artann and Sarvazyan will deliver to DTR a consent signed by Armed and each of its Members, consenting to the transfer of the Artann-Owned Units to DTR if DTR forecloses on its Security Interest and obtains beneficial ownership of the Artann-Owned Units.

          5.4 Release of Prior Security Interest. Concurrently with the creation of the Security Interest under this Amendment No. 1, and with the Collateral as substitute collateral, DTR hereby releases any security interest in the MBI Patents and MBI Technology and will deliver promptly to Armed UCC-3 Statements of Termination and other documents prepared by Armed in recordable form for terminating of record any other agreements or documents evidencing or perfecting the above security interest in the MBI Patents and MBI Technology (whether recorded in the Office of the Secretary of State of Minnesota or New Jersey, the U.S. Patent and Trademark Office or in any other governmental office).

     11. Amendment of Article 9. Article 9 of the Agreement is hereby superseded and deleted in its entirety and replaced with the following new Article 9:

                       ARTICLE 9: DEFAULT AND TERMINATION

          9.1 Termination. This Agreement may be terminated only as follows (each of the notices in Sections 9(a), (b) or (c) below are referred to as an "Event of Default"):

               (a) Nonpayment or Other Breach by Artann. If Artann or Sarvazyan fails to make any payments to DTR within ten (10) days after the date due or fails to comply with any other term or condition under this Agreement, DTR may elect to give Artann and Sarvazyan written notice requiring Artann and Sarvazyan to cure such default. If Artann and Sarvazyan have not cured such default within thirty (30) days after receipt of notice from DTR, in addition to DTR's other remedies, this Agreement shall terminate at the end of such thirty (30) day period (unless a dispute resolution proceeding is then pending under Article 10 below) and DTR shall have the rights and remedies described in Section 9.3 below, in addition to its other remedies at law or in equity.

               (b) Failure to Pay $120,000 Payment After Seven Years. If the entire amount of the $120,000 Payment has not been paid to DTR by the seventh anniversary of the date of this Amendment No. 1, DTR may so notify Artann and Sarvazyan. If Artann and Sarvazyan have not paid the entire $120,000 Payment within thirty (30) days after receipt of such notice from DTR, this Agreement shall terminate at the end of such thirty (30) day period (unless a dispute resolution proceeding is then pending under Article 10 below), and DTR shall have the rights and remedies described in Section 9.3 below, in addition to its other remedies at law or in equity.

               (c) Mutual Agreement. This Agreement may be terminated at any time by mutual written agreement amount the parties.

          9.2 Survival. The terms and provisions of Article 1, and 3 through 11 (inclusive) of this Agreement shall survive the termination of this Agreement and continued in full force and effect. No termination of this Agreement shall terminate Articles 2 or 11 of this Agreement.

          9.3 Rights and Remedies of DTR. If Artann or Sarvazyan breaches any of the terms or provisions of this Agreement, without timely cure as provided herein, or if DTR terminates this Agreement under Section 9.1 above (an "Event of Default"), DTR shall have the right to foreclose its Security Interest and receive all right, title and interest in and to the Collateral as a secured party under the Minnesota Uniform Commercial Code or any other applicable law. If any notification of intended disposition of any of the Collateral is required by law, such notification shall be deemed reasonably and properly given at least ten (10) days before such disposition in the manner described in Section 10.1 of the Agreement. Artann agrees, if an Event of Default occurs, to make the Collateral available to DTR at a place or places acceptable to DTR, and to pay all costs of DTR, including reasonable attorneys' fees, incurred in the removal of and transfer of rights to the Collateral and the enforcement of any of DTR's rights.

     12. Consent and Representation of DTR. DTR hereby consents to the Artann/Armed Assignment. DTR represents and warrants to Armed that DTR (a) has not granted any security interest or lien in the MBA Technology to any third party and (b) no officer of DTR has actual knowledge, without inquiry, of any claim or right of any third party in or to the MBI Technology, except as disclosed in the Agreement or this Amendment No. 1. Except as provided in the preceding sentence, DTR makes no representation or warranty to Armed, its Members or their Affiliates regarding the MBI Patents or other MBI Technology.

     13. Additional Agreements of Artann and Sarvazyan. So long as any amounts are payable to DTR under this Agreement (whether or not accrued): (i) Artann and Sarvazyan shall provide DTR on a quarterly basis financial information concerning Artann and the basis for any payments under this Agreement and (ii) DTR and its representatives shall have the right to audit and inspect the books and records of Artann and Sarvazyan and ensure compliance with this Agreement. Artann will provide DTR a copy of the License Agreement promptly after it is signed.

     14. Effect of Amendment. All of the terms and provisions of the Agreement shall remain unchanged and in full force and effect, pursuant to the terms thereof, except to the extent expressly amended and supplemented by this Amendment No.. This Amendment No. 1 may be executed by fax and in any number of counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, and shall be deemed effective upon the date first written above.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. l .

MEDICAL BIOPHYSICS INTERNATIONAL        DEVELOPED TECHNOLOGY
                                        RESOURCE, INC.


By:                                     By:
   ----------------------------------      -------------------------------------
   Armen P. Sarvazyan,                     John P. Hupp,
   Partner                                 President


By: Developed Technology Resource, Inc.
    Partner

    By:
       ------------------------------
       John P. Hupp,
       President


ARTANN CORPORATION                          ------------------------------------
dba ARTANN LABORATORIES                     Armen P. Sarvazyan


By:
   ----------------------------------
   Armen P. Sarvazyan,
   President


                     AGREEMENT AND CONSENT OF ARMED AND DTR

     Armed has read and understands the Agreement, as modified by the above Amendment No. 1, and in consideration of DTR's execution of Amendment No. 1, Armed and DTR agree as follows:

     1. Definitions. Capitalized terms used below have the same respective meanings as set forth in the Agreement, as modified by Amendment No. 1

     2. Notification to DTR. So long as DTR holds its Security Interest in the Artann-Owned Units, Armed will provide DTR at least ten (10) days advance written notice of any (i) proposed dividends, distributions, consulting fees or other payments of any kind from Armed to Artann or Sarvazyan or their Affiliates or (ii) proposed issuance, purchase or transfer of any existing or prospective Artann-Owned Units.

     3. Additional Agreements of Armed. So long as DTR holds its Security Interest in the Artann-Owned Units: (i) Armed will deliver to DTR any certificates representing the Artann-Owned Units, (ii) Armed will not take any actions which would prevent DTR from foreclosing upon its Security Interest and receiving ownership of Artann-Owned Units, (iii) Armed will not structure any distributions, fees or other payments to Artann, Sarvazyan or their Affiliates in any manner intended to diminish the amount otherwise payable by Artann, Sarvazyan to DTR under the Agreement or Amendment No. 1, (iv) Armed will promptly notify DTR of any call or assessment applicable to the Artann-Owned Units and (v) in the event of foreclosure of the Security Interest,

Armed consents to and will assist DTR with receipt of the ownership of the Artann-Owned Units. If Artann or Sarvazyan are in default of their obligations, DTR may elect to foreclose on its Security Interest and take ownership and possession of the Artann-Owned Units or, if such units are subject to a call or assessment obligation, in lieu of foreclosure DTR may elect to instruct Armed to pay all distributions with respect to the Artann-Owned Units to DTR and Armed will comply with that instruction (in lieu of distributions paid to Artann, Sarvazyan or their Affiliates).

     4. Consent to Transfer of Artann-Owned Units to DTR. Within 30 days after the execution of this Amendment No. 1, Armed will deliver to DTR a consent signed by Armed and each of its Members, consenting to the transfer of the Artann-Owned Units to DTR if DTR forecloses on its Security Interest and obtains beneficial ownership of the Artann-Owned Units.

     5. Payments to DTR. Nothing in the Agreement of Amendment No. 1 shall require Armed to make payments directly by Armed to DTR, unless DTR forecloses upon its Security Interest and receives ownership of the Artann-Owned Units.

     6. Release and Assignment. Concurrently with the creation of the Security Interest under Amendment No. 1, and with the Collateral as substitute collateral, DTR hereby releases any security interest in the MBI Patents and MBI Technology and will deliver promptly to Armed UCC-3 Statements of Termination and other documents prepared by Armed in recordable form for terminating of record any other agreements or documents evidencing or perfecting the above security interest in the MBI Patents and MBI Technology (whether recorded in the Office of the Secretary of State of Minnesota or New Jersey, the U.S. Patent and Trademark Office or in any other governmental office). DTR hereby consents to the Artann/Armed Assignment. DTR represents and warrants to Armed that DTR (a) has not granted any security interest or lien in the MBI Technology to any third party and (b) no officer of DTR has actual knowledge, without inquiry, of any claim or right of any third party in or to the MBI Technology, except as disclosed in the Agreement or Amendment No. 1. Except as provided in the preceding sentence, DTR makes no representation of warranty to Armed, its Members or their Affiliates regarding the MBI Patents or other MBI Technology.

     IN WITNESS WHEREOF, Armed and DTR have executed the foregoing Agreement and Consent, which may be signed via fax and in counterpart.

ARMED, L.L.C.                             DEVELOPED TECHNOLOGY
                                          RESOURCE, INC.


By:                                       By:
   ----------------------------------        -----------------------------------
                                             John P. Hupp,
Title:                                       President
      -------------------------------

Date:                                     Date:
      -------------------------------          --------------------------------

                                    EXHIBIT B

                               Security Agreement

                               SECURITY AGREEMENT


SECURITY AGREEMENT made June 15, 1997, effective as of August 29, 1996 between ARMEN P. SARVAZYAN, a resident of the State of New Jersey ("Sarvazyan"), ARTANN CORPORATION, a New Jersey corporation ("Artann") and DEVELOPED TECHNOLOGY RESOURCE, INC., a Minnesota corporation ("DTR").

IN CONSIDERATION OF the mutual covenants and agreements set forth below and in the Agreement and Amendment No. 1 defined below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sarvazyan and Artann hereby grant DTR a security interest in any and all units or membership interests of ArMed, LLC, an Alabama limited liability company, now or hereafter owned by Sarvazyan or Artann, and the distributions and proceeds thereof, as security for payment and performance of the obligations of Sarvazyan and Artann under that certain Agreement for Transfer of Patent and Proprietary Rights effective as of September 5, 1995 among Medical Biophysics International, a Minnesota partnership, DTR, Sarvazyan and Artann (the "Agreement"), as amended by Amendment No. 1 effective as of August 29, 1996 ("Amendment No. 1"), including, without limitation, payment of the $120,000 Payment and Additional Percentage Payments, as defined in the Agreement and Amendment No. 1.

IN WITNESS WHEREOF, the undersigned have executed this Security Agreement on the date and year set forth above effective as of August 29, 1996.

                                     ARTANN CORPORATION


                                     By:
                                        ----------------------------------------
                                        Armen P. Sarvazyan, President



                                     -------------------------------------------
                                     ARMEN P. SARVAZYAN



                                     DEVELOPED TECHNOLOGY
                                     RESOURCE, INC.


                                     By:
                                        ----------------------------------------

                                     Its:
                                         ---------------------------------------



                                       21